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                                HYDE ATHLETIC INDUSTRIES, INC. AND SUBSIDIARIES
                                EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
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                                            For the                         For the
                                      Thirteen Weeks Ended           Twenty-Six Weeks Ended
                                      --------------------           ----------------------
                                    July 5,         June 30,         July 5,        June 30,
                                      1996           1995             1996            1995
                                      ----           ----             ----            ----
PRIMARY

 Net income applicable to
    common stock                  $    113,693  $     839,037    $     853,162    $  1,467,976
                                  ------------  -------------    -------------    ------------

 Weighted average shares:
    Average shares outstanding       6,217,142      6,232,105        6,217,142       6,232,774
     Dilutive stock options
     based upon application
     of the treasury stock
     method using average
     market price                       27,083         13,808           17,951          16,539
                                  ------------  -------------    -------------    ------------

      Total shares                   6,244,225      6,245,913        6,235,093       6,249,313
                                  ============  =============    =============    ============

 Net income per share             $       0.02  $        0.13    $        0.14    $       0.23
                                  ============  =============    =============    ============


FULLY DILUTED

 Net income applicable to
    common stock                  $    113,693  $     839,037    $     853,162    $  1,467,976
                                  ------------  -------------    -------------    ------------

 Weighted average shares:
    Average shares outstanding       6,217,142      6,232,105        6,217,142       6,232,774
     Dilutive stock options
     based upon application of
     the treasury stock method
     using market price at end
     of period or average market
     price, if greater                  36,070         13,793           36,070          17,313
                                  ------------  -------------    -------------    ------------

      Total shares                   6,253,212      6,245,898        6,253,212       6,250,087
                                  ============  =============    =============    ============

 Net income per share             $       0.02  $        0.13    $        0.14    $       0.23
                                  ============  =============    =============    ============

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